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                                                                    EXHIBIT 3.70

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                              NRG INTERNATIONAL LLC

                     (A DELAWARE LIMITED LIABILITY COMPANY)

         This LIMITED LIABILITY COMPANY AGREEMENT of NRG International LLC, dated as of November 18, 2002, is hereby adopted, executed and agreed to by its sole Member (as defined below).

         1. FORMATION. NRG International LLC (the "Company") was formed on November 19, 2002, as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act, as amended (the "Act").

         2. TERM. The Company shall have a perpetual existence.

         3. MEMBER. NRG Energy, Inc., a Delaware corporation, is the sole member of the Company (such member or its successors, the "Member").

         4. ALLOCATION OF PROFITS AND LOSSES. The Member shall be allocated 100% of all profits, losses, gains, deductions and credits with respect to the operations of the Company.

         5. PURPOSES. The purpose of the Company is to carry on any lawful business, purpose or activity for which a limited liability company may be formed under the Act. The Company shall have all of the powers to conduct such business as permitted under the Act.

         6. CONTRIBUTIONS. The Member's initial capital contribution is set forth on Exhibit A. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

         7. DISTRIBUTIONS. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.

         8. MANAGEMENT. The management of the Company is fully reserved to the Member, and the Company shall not have "managers" as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and take all actions for the Company. The Member may from time to time delegate to one or more persons such authority as the Member may deem advisable and may elect one or more persons as president, vice presidents, secretary, assistant secretary, treasurer, assistant treasurer or any other title of an officer of the Company as determined by the Member to act on behalf of the Company with respect to any matter or matters delegated

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to such person by the Member. The Member may, at any time, rescind any such delegation and remove any person from an office to which such person was elected by the Member. No officer need be a resident of the State of Delaware. Unless the Member decides otherwise, the Company may have the following officers:

                  a. PRESIDENT. The President shall have the active, executive management of the operations of the Company, subject however to the control of the Member. The President shall, in general, perform all duties incident to the office of president and such other duties as from time to time may be assigned to him or her by the Member.

                  b. VICE PRESIDENT. Vice Presidents shall have such powers and perform such duties as the Member may from time to time prescribe or as the President may from time to time delegate to him or her. At the request of the President, one or more Vice Presidents may temporarily act in place of the President. In case of the death, absence or inability to act of the President, the Member may designate one or more Vice Presidents to perform the duties of the President.

                  c. TREASURER. The Treasurer shall be the principal financial officer of the Company; shall have charge and custody of an be responsible for all funds of the Company and deposit all such funds in the name of the Company in such banks, trust companies or other depositories as shall be selected by the Member; shall receive and give receipts for moneys due and payable to the Company from any source; and, in general, shall perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned by the Member or by the President. The Treasurer shall render to the President and the Member, whenever the same shall be required, an account of all transactions accomplished as treasurer and of the financial condition of the Company.

                  d. SECRETARY. The Secretary shall keep or cause to be kept the minutes of any Company meetings; shall see that all notices are duly given in accordance with the provisions of applicable law; shall be custodian of the records; and, in general, shall perform all duties incident to the office of the secretary and such other duties as may from time to time be assigned by the Member or by the President.

                  e. ASSISTANT SECRETARIES. Assistant Secretaries shall have such powers and perform such duties as the Member may from time to time prescribe or as the Secretary may from time to time delegate to him or her. At the request of the Member or the Secretary, one or more Assistant Secretaries may temporarily act in place of the Secretary. In the case of the death, absence or inability to act of the Secretary, the Member may designate one or more Assistant Secretaries to perform the duties of the Secretary.

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         9. TAX MATTERS. The Member intends that the Company be treated as a
"partnership" for tax purposes during all periods during which more than one person or entity owns an interest in the Company for federal income tax purposes, and as a disregarded entity for tax purposes during all periods during which only one person or entity owns an interest in the Company for federal income tax purposes. The Company and the Member shall comply with all requirements of the Internal Revenue Code of 1986, as amended, with respect to the Company.

         10. TRANSFERS. The Member may freely transfer all or any part of its membership interest in the Company at any time, and any such transferee shall become an additional or substituted Member of the Company, as applicable, with full rights of a Member as set forth herein and in the Act.

         11. DISSOLUTION. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect or as may be required under the Act. No other event will cause the Company to dissolve.

         12. GOVERNING LAW. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT OF LAWS RULES).

         IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first above written.

                                  NRG ENERGY, INC.

                                  /s/ Scott J. Davido
                                  ----------------------------------------------
                                  By:  Scott J. Davido
                                  Its: Senior Vice President & General Counsel

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                                     EXHIBIT A

MEMBER:      NRG ENERGY, INC.

CAPITAL CONTRIBUTION   NUMBER OF UNITS     % OWNERSHIP         PARENT COMPANIES
--------------------------------------------------------------------------------
 $1,000.00                  1,000              100%            NRG Energy, Inc.